SUB-ADVISORY AGREEMENT
            NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

                        NEUBERGER BERMAN MANAGEMENT INC.
                                605 Third Avenue
                          New York, New York 10158-0006


October 31, 2003

Neuberger Berman, LLC
605 Third Avenue
New York, New York 10158-3698


Dear Sirs:

        We have entered into a Management Agreement with Neuberger Berman Real Estate Securities Income Fund Inc. ("Fund") pursuant to which we are to act as investment adviser to the Fund. We hereby agree with you as follows:

        1. You agree for the duration of this Agreement to furnish us with such investment recommendations and research information, of the same type as that which you from time to time provide to your employees for use in managing client accounts, all as we shall reasonably request. In the absence of willful misfeasance, bad faith or gross negligence in the performance of your duties, or of the reckless disregard of your duties and obligations hereunder, you shall not be subject to liability for any act or omission or any loss suffered by the Fund or its security holders in connection with the matters to which this Agreement relates.

        2. In consideration of your agreements set forth in paragraph 1 above, we agree to pay you on the basis of direct and indirect costs to you of performing such agreements. Indirect costs shall be allocated on a basis mutually satisfactory to you and to us.

        3. As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940, as amended.

        This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Management Agreement between the Fund and the undersigned.

        This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Directors of the Fund or by vote of a majority of the outstanding securities of the Fund or by the undersigned on not less than sixty days' written notice addressed to you at your principal place of business; and
(b) by
you, without the payment of any penalty, on not less than thirty nor more than sixty days' written notice addressed to the Fund and the undersigned at the Fund's principal place of business.

        This Agreement shall remain in full force and effect until October 31, 2005 (unless sooner terminated as provided above) and from year to year thereafter only so long as its continuance is approved in the manner required by the Investment Company Act of 1940, as from time to time amended.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

        The foregoing is hereby accepted as of the date hereof.

                                           Very truly yours,

                                           NEUBERGER BERMAN MANAGEMENT INC.




                                                /s/ Robert Conti
                                               ---------------------------------
                                           By:     Robert Conti
                                           Title:  Senior Vice President


              The foregoing is hereby accepted as
              of the date first above written.

              NEUBERGER BERMAN, LLC


                   /s/ Peter E. Sundman
                  ---------------------------------
              By:     Peter E. Sundman
              Title:  Executive Vice President